BitFrontier Capital Holdings, Inc.

Indication of Interest

BitFrontier Capital Holdings, Inc., a Wyoming corporation (the “Company”) is seeking indications of interest with respect to a contemplated offering of securities of the Company pursuant to Regulation A under the Securities Act of 1933, as amended (the “Offering”).

This solicitation of interest is not a solicitation of money or any other consideration and, if any is sent in response, it will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date.  Your indication of interest involves no obligation or commitment of any kind. No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof. No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists.

The Offering is expected to be comprised of the following:

•Securities Offered: Up to TBD shares of common stock, $0.00001 par value per share, of the Company (the “Common Stock”).

•Pricing: $TBD per share of Common Stock for a total offering amount of $20,000,000.00

•Minimum Investment: TBD based on Pricing

Kindly indicate below any non-binding indication of interest that you may have in participating in the Offering and return it to the Company at 1320 Central Park Blvd. Suite 200, Fredericksburg, VA 22401 or via email to IR@bitfrontiercapitalholdings.com.  Upon qualification of the final offering statement related to the Offering, the Company will provide you with a copy of the offering statement or a link to where the offering statement may be viewed online.

Name:Tri-Bridge Ventures, LLC

Address:450 7th Ave, Suite 608

New York, NY 10123

Email:documents@tribridgellc.com

Number of shares of Common Stock at TBD per share:TBD based on Offering Price

Total Investment Interest: Up to $10,000,000.00

Signature:______________________________________

Date:_______________________, 2018